UNISYS CORPORATION
                       Executive Life Insurance Program
                         Effective September 12, 1998


ARTICLE 1 - ESTABLISHMENT AND PURPOSE


1.1   Establishment.

The Unisys Corporation Executive Life Insurance Program is established September 12, 1998. The Program as set forth herein, unless otherwise stated, is effective and applicable only for Eligible Employees who are employed by an Employer on or after September 12, 1998.

1.2   Purpose.

The purpose of the Program is to provide life insurance protection under a split-dollar arrangement as a benefit to certain executive employees of the Company, in order to encourage such employees to continue their employment with the Company, to reward such employees for their service with the Company, and to induce desirable persons to enter into the Company's employ in the future. The Program supersedes the Prior Plan and the life insurance policies thereunder and replaces the life insurance protection provided under the Prior Plan to a Participant with the life insurance protection provided under this Program.

ARTICLE 2 - DEFINITIONS

Except as otherwise provided, the following terms have the definitions hereinafter indicated whenever used in this Program with initial capital letters:

2.1   Base Salary.

"Base Salary" means a Participant's annualized base salary, exclusive of overtime, bonuses and other compensation, in effect at the time of the Participant's death or earlier Retirement.

2.2   Beneficiary.

"Beneficiary" means the person, persons, entity or entities designated to be the recipient of the Participant's share of the proceeds of a Policy.

2.3   Collateral Assignment Split-Dollar Agreement.

"Collateral Assignment Split-Dollar Agreement" means the written agreement entered into by the Company and an Eligible Employee (or such other third-party owner of the Policy as designated by the Eligible Employee under Section 6.8) pursuant to which such Eligible Employee becomes a Participant in the Program as of the date specified in such agreement.

2.4   Committee.

"Committee" means the Executive Life Insurance Plan Committee appointed by the Compensation and Organization Committee of the Board of Directors.

2.5   Company.

"Company" means Unisys Corporation, a Delaware corporation, and its successors and assigns.

2.6   Eligible Employee.

"Eligible Employee" means an Employee who is an elected officer of the Company or any other Employee who is selected by the Committee to participate in the Program. Employees who retire prior to the Effective Date of this Program are not eligible for this Program.

2.7   Employee.

"Employee" means any person who is or was before Retirement employed by Employer on a regular, full-time salaried basis as an executive employee, including officers of the Employer.

2.8   Employer.

"Employer" means the Company and its subsidiaries.

2.9   Insurer.

"Insurer" means the insurance company that provides life insurance coverage on a Participant under the Program or the insurance company to whom application for such coverage has been made.

2.10  Participant.

"Participant" means an Eligible Employee who is participating in the Program.

2.11  Program.

"Program" means the Unisys Corporation Executive Life Insurance Program as set forth herein together with any and all amendments and supplements hereto.

2.12  Policy.

"Policy" means, with respect to each Participant, any policy of individual life insurance on the Participant's life (and, where applicable, the life of the Participant's spouse) which the Participant acquires or otherwise utilizes pursuant to Article 6 to provide benefits under the Program. The Committee shall have the authority to select the type of Policy that will be offered to Participants under the Plan for the various coverages available under the Program.

2.13  Policy Proceeds.

"Policy Proceeds" means the aggregate amount payable by the Insurer pursuant to the Policy to the Participant's Beneficiary and the Company upon the death of the Participant.

2.14  Prior Plan.

"Prior Plan" means the Unisys Executive Life Insurance Plan which provided life insurance coverage through life insurance contracts issued by Cigna and Pacific Life.

2.15  Retirement.

"Retirement" means termination of an Employee's employment with the Employer, for reasons other than death, on or after the date the Employee reaches the Employee's earliest retirement date under a retirement plan sponsored by the Employer.

2.16  Total Compensation.

"Total Compensation" means the total of the Participant's Base Salary plus target Executive Variable Compensation.

ARTICLE 3 - PROGRAM RIGHTS AND OBLIGATIONS

The rights of Participants are set forth herein. Each Participant is bound by the terms of the Program. As a condition of participation in this Program, an Eligible Employee's participation in the Prior Plan sponsored by the Company shall terminate as of the date specified in the Eligible Employee's Agreement under which the Eligible Employee becomes a Participant in this Program.

ARTICLE 4 - AMOUNT OF COVERAGE; PAYMENT OF PREMIUMS

4.1   Basic Pre-Retirement Coverage.

The amount of life insurance coverage to be provided to a Participant while the Participant continues to be employed by the Employer shall be equal to two and one-half (2.5) times the Participant's Base Salary (coverage rounded up, if necessary, to the next $1,000), adjusted annually. The Basic Pre-Retirement Coverage is provided without evidence of insurability up to $1,000,000. Coverage over $1,000,000 or an annual adjustment in excess of 10% of Base Salary requires evidence of insurability.

4.2   Basic Post-Retirement Coverage.

The amount of life insurance coverage to be provided to a Participant after the Participant's Retirement shall be equal to two and one-half (2.5) times the Participant's Base Salary as of the Participant's Retirement date (coverage rounded up, if necessary to the next $1,000). The Basic Post-Retirement Coverage is provided without evidence of insurability.

4.3   Supplemental Pre-Retirement Coverage.

The Participant may elect to have the Company purchase additional coverage subject to the terms of the Plan to increase the total life insurance benefit up to a maximum of four (4) times the Participant's Total Compensation, when including the Basic Pre-Retirement Coverage described in paragraph 4.1. The Supplemental Pre-Retirement Coverage will require evidence of insurability and death benefits will only be provided to the extent of the coverage issued by the carrier.

4.4   Supplemental Post-Retirement Coverage.

The Participant will be allowed to purchase, at the Participant's expense, additional post-retirement life insurance coverage by using a portion or all of the Participant's Executive Variable Compensation or by such other means as are permitted by the Committee. The Company will not participate in the purchase of any Supplemental Post-Retirement Coverage.

4.5   Surviving Spouse Coverage.

The Participant may elect to include a spouse under his/her Basic and Supplemental coverage under a joint-life second-to-die (survivorship) policy under which the death benefit under Sections 4.1 through 4.4 will only be paid upon the later of the death of the Participant or the Participant's spouse. Evidence of insurability will be required for the Participant's spouse and death benefits will only be provided to the extent of the coverage issued by the carrier.


4.6   Payment of Premiums and Participant Contributions.

Except for premiums due for coverage purchased under Section 4.4, the Employer shall pay the premiums on each Policy to the Insurer on or before the due date or within the grace period provided therein. With respect to coverage purchased under Section 4.4, the Participant shall be responsible for the payment of all premiums when due. Taxable income will be imputed to the Participant annually based on the value of the insurance coverage provided to the Participant under Sections 4.1, 4.2,
4.3 and 4.5. This imputed amount is imputed through the Employer's payroll and is subject to withholding for Federal income tax, Social Security, Medicare and, in certain jurisdictions, state and local taxes. By participating in the Program, the Participant agrees to pay those taxes which apply.

ARTICLE 5 - TERMINATION OF PARTICIPATION AND COVERAGE:  REPAYMENT OF PREMIUMS.

5.1   Termination of Participation.

Termination of a Participant's participation under the Program will occur upon any of the following events: (1) termination of the Plan under Section 9.2, (2) termination of the Participant's employment with the Company and all other Employers for reasons other than the Participant's death or Retirement, or (3) the termination of the Collateral Assignment Agreement at the later of the Participant's retirement or fifteen years from the date of issuance of the Policy. Thereafter, the Participant shall have no life insurance coverage or any other rights under this Program, but shall have rights to life insurance coverage solely in accordance with the Participant's Policy.

5.2   Repayment of Premiums upon Termination of Participation.

Upon termination of the Participant's participation in the Program under
Section 5.1, the Participant will be obligated, in accordance with the terms of the Collateral Assignment Agreement, to repay to the Company the aggregate contributions that the Company has paid on behalf of the Participant under the Program. Repayment to the Company shall be made from the cash value under the Participant's Policy. Upon repayment of the Company contributions, the Policy will be owned by the Participant without encumbrance by the Company, with any death benefit and cash value that remains after repayment of the Company's contributions. If the cash value under the Policy is less than the Company contributions made on behalf of the Participant under the Program, (a) the Policy will be surrendered and the Participant will have no further life insurance coverage and (b) the Participant will not be obligated to repay to the Company any amounts greater than the remaining cash value in the Policy. The Committee may permit alternative methods for repayment of the Company's contributions under such rules as are deemed reasonable and appropriate by the Committee.

ARTICLE 6 - POLICY OWNERSHIP AND RIGHTS

6.1   Introduction.

The provisions of this Article establish certain rights and obligations of the Company and each Participant with respect to the Policy (or Policies) used to provide benefits under this Program. The terms of this Article shall apply separately to each Participant.

6.2   Acquisition of Policy.

The Participant or other third-party owner designated by the Participant under Section 6.8 shall apply for a Policy. The Employer and the Participant shall take all reasonable actions to (a) cause the Insurer to issue the Policy and (b) cause the Policy to conform to the provisions of this Plan. The Policy shall be subject to the terms and conditions of this Program. Participants failing to take reasonable actions to cause the Policy to be issued in a timely manner will not be eligible for benefits under this Program.

6.3   Policy Ownership.

Subject to Section 6.8, the Participant shall be the sole and absolute owner of the Policy and may exercise all ownership rights granted to the owner by terms of the Policy, except as may otherwise be provided within the Program.

6.4   Participant's Obligation to the Company.

The Participant or other third-party owner designated by the Participant shall be obligated to repay the Company the aggregate amount that the Company pays on behalf of the Participant under the Program. Repayment of such amounts shall be made in accordance with Section 5.2 or 7.2, as appropriate, or by any other means approved by the Committee.

6.5   Collateral Assignment.

The Participant or other third-party owner designated by the Participant shall assign the Policy to the Company to secure the Participant's obligation under Section 6.4 by completing a Collateral Assignment Split Dollar Agreement.

6.6   Beneficiary Designation.

The Participant or other third-party owner designated by the Participant will be able to select the Beneficiary to receive the death benefit to which the Participant is entitled under Article 4 of this Plan. The Company shall be the Beneficiary of the portion of the death benefit needed to repay the Participant's obligation under this Plan, as more fully described in Section 7.2.

6.7   Investment Decisions.

Prior to the satisfaction of the Participant's obligation to the Company under Section 6.4, the Committee shall reserve the right to select the investments for the Policy, if any. After the Participant's obligation to the Company under Section 6.4 is satisfied, the Participant or other third party owner will have the right to select the investment options for the Policy from those made available by the insurer.

6.8   Assignment of Participant's Interest.

The Participant may elect to transfer his/her rights in the Policy, but not the rights assigned to the Company, to a third party, such as a life insurance trust. Such third party may also be the original owner of the Policy. If a transfer of rights is made, the Participant will not have any further rights in the Policy or this Plan.

6.9   Limitations on Participant's Rights in the Policy.

Except as provided in this Plan, the Participant shall not sell, assign, transfer, borrow against, surrender or cancel the Policy, change the beneficiary designation provision, nor change any other part of the Policy without the written consent of the Company.

6.10  Right To Borrow from Policy.

As permitted by the Policy, the Company will have the right to take loans under the Policy to the extent of its interest in the Policy, until the Participant's obligation under Section 6.4 is satisfied. The Participant will have no right to take a loan under the Policy until the Participant's obligation under Section 6.4 is satisfied. If the Company has any indebtedness outstanding under a Participant's Policy at the time of the Participant's death or termination of participation under the Program, the Participant's obligation due to the Company under
Section 6.4 will be reduced by the outstanding balance of the indebtedness, including any interest due on the indebtedness.


ARTICLE 7 - DEATH BENEFITS

7.1   Prompt Collection.

Upon the death of a Participant, the Employer, with the cooperation of the Beneficiary, shall promptly take all action necessary to initiate payment by the Insurer of the Policy Proceeds.

7.2   Division of Policy Proceeds.

Upon the death of a Participant prior to the satisfaction of the Participant's obligation under Section 6.4, a death benefit equal to the amount of life insurance coverage to which the Participant is entitled under Article 4 of this Plan, if any, shall be paid directly from the Insurer to the Participant's designated Beneficiary, and any remaining Policy Proceeds shall be paid to the Company, provided that in no event shall the portion of the Policy Proceeds paid to the Company be more than the amount to which the Company is entitled pursuant to Section
6.4. Any remaining Policy Proceeds shall be paid to the Participant's designated Beneficiary.

If the Policy Proceeds are insufficient to pay the amount of life insurance coverage to which the Participant is entitled under Article 4 and to reimburse the Company in accordance with Section 5.4, the Policy Proceeds shall be paid in accordance with the following priority schedule:

First    Payment of the Participant's Basic Coverage due under
         Section 4.1 or Section 4.2, as appropriate, to the designated
         Beneficiary

Second   Repayment of the Company's contributions due under Section 6.4

Third Payment of Supplemental Coverage due under Section 4.3 or 4.4, as appropriate, to the designated Beneficiary

In the event that the Policy Proceeds are insufficient to repay the full amount of the Company's contributions, the Company will receive the amount of the Policy Proceeds that exceeds the amount necessary to pay the Basic Coverage and upon such payment to the Company, the Participant's obligation under Section 6.4 shall be extinguished.

7.3   Interest on Policy Proceeds.

Any interest payable by the Insurer with respect to a Beneficiary's share of the Policy Proceeds shall be paid to the Beneficiary and any interest payable by the Insurer with respect to the Employer's share of the Policy Proceeds shall be paid to the Employer.


ARTICLE 8 - PLAN ADMINISTRATION

8.1   Named Fiduciary; Administration.

The Committee shall be the named fiduciary of the Program and shall have authority to control and manage the operation and administration of the Program. The Committee shall be responsible for selecting the investments under the Policies, if any. The Committee shall also have the power to establish, adopt, or revise such rules, regulations, procedures and forms as it may deem advisable for the administration of the Program. The interpretation and construction of the Program by the Committee and any action taken thereunder, shall be binding and conclusive upon all parties in interest. No member of the Committee shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Program, so long as such action or omission to act is made in good faith. (Members of the Committee shall be eligible to participate in the Program while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter that relates solely to such member's interest in the Program as a Participant.)

8.2   Determination of Benefits.

The Committee shall make all determinations concerning eligibility to participate, rights to benefits, the amount of benefits, and any other question under this Program. Any decision by the Committee denying a claim by a Participant or Beneficiary for benefits under this Program shall be stated in writing and delivered or mailed to the Participant or Beneficiary. Such decision shall set forth the specific reasons for the denial written in a manner calculated to be understood by the Participant or Beneficiary. In addition, the Committee shall afford a reasonable opportunity to the Participant or Beneficiary for a full and fair review of the decision denying such claim.

8.3   Indemnification.

The Company shall indemnify each member of the Board of Directors, each member of the Committee and any employee to whom any fiduciary or administrative responsibility with respect to the Plan is allocated or delegated, to the full extent permitted by the Certificate of Incorporation, bylaws or resolution of the Company. For such purpose, the Company may obtain, pay for and keep current a policy of insurance, which policy of insurance shall not, however, release the Company under this provision.


ARTICLE 9 - GENERAL PROVISIONS

9.1   No Contract of Employment.

Nothing contained herein shall be construed to be a contract of employment of any term of years, nor as conferring upon an Employee the right to continue in the employ of the Company in any capacity.

9.2   Amendment and Termination of Plan.

The Company, through action of the Compensation and Organization (C&O) Committee of its Board of Directors, may, in its sole discretion, amend or terminate the Program in whole or in part at any time. In addition, without limiting the foregoing, the C&O Committee shall delegate to the Executive Life Insurance Program Committee the power to amend the Program on behalf of the Company where such amendment would not result in a material increase in the cost of the Program for the Company. The Program will also terminate, without notice, upon the total cessation of the business of the Company or upon the bankruptcy, receivership or dissolution of the Company.

9.3   Conflicting Provisions.

In the event of a conflict between the provisions of this Program and the provisions of any collateral assignment, beneficiary designation or other document related to a Policy, the provisions of the Program shall prevail.

9.4   Notice.

Any notice, consent, or demand required or permitted to be given under the provisions of this Program shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed, it shall be sent by Untied States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Company. If notice, consent or demand is sent to the Company, it shall be sent to:

                  Unisys Corporation
                  Executive Compensation
                  MS-B381
                  Township Line & Union Meeting Road
                  Blue Bell, Pennsylvania  19424-0001

The date of such mailing shall be deemed the date of notice, consent, or demand. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

9.5   Governing Law.

This Program shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

9.6   Gender, Singular and Plural.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.7   Captions.

The captions of the articles, sections, and paragraphs of this Program are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8   Validity.

In the event any provision of this Program is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

9.9   Binding Effect.

This Program shall be binding upon, and inure to the benefit of the Company and its successors and assigns, and the Participants and their successors, assigns, heirs, executors, administrators and beneficiaries.